UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 10, 2004

COMMISSION FILE NUMBER: 333-102885

THE BRICKMAN GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	23-2949247
(State of incorporation)	(I.R.S. Employer Identification No.)

375 South Flowers Mill Road Langhorne, Pennsylvania	19047
(Address of Principal Executive Offices)	(Zip Code)

(215) 757-9400

(Registrant’s Telephone Number, Including Area Code)

ITEM 12. Results of Operations and Financial Condition

On August 10, 2004, the Registrant issued its earnings release for the quarter ended June 30, 2004. The earnings release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized officer.

The Brickman Group, Ltd.
(Registrant)
Date: August 10, 2004
/s/ Charles B. Silcox
Chief Financial Officer

THE BRICKMAN GROUP, LTD REPORTS SECOND QUARTER RESULTS

Langhorne, PA – August 10, 2004 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., reported results for the second quarter of 2004. For the three months ended June 30, 2004 Brickman had revenue of $119.8 million, net income of $7.3 million and EBITDA of $25.4 million.

The EBITDA of $25.4 million represents an increase of $3.3 million over the second quarter of 2003. This increase was attributable to an increase in landscape maintenance and design build revenues and improved margins across service offerings, offset by a $1.2 million write-off associated with the discontinuance of a new software system implementation. Without the write-off, EBITDA would have been $26.6 million and would have increased $4.5 million or 20.4%. At June 30, 2004, Brickman’s net debt was 3.3 times trailing twelve months EBITDA. This compares to net debt of 3.9 times EBITDA at June 30, 2003. A calculation of EBITDA is presented below. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of the Brickman’s operating performance or cash flow as a measure of its liquidity. EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures used in Brickman’s credit agreement and the indenture for Brickman’s senior subordinated notes for calculating financial and other covenants.

Brickman’s net income in the second quarter of 2004, $7.3 million, is $2.1 million more than the second quarter of 2003’s net income of $5.2 million. In addition to the factors affecting EBITDA described above, amortization expense was down $0.6 million from the second quarter of 2003 and interest expense was down $0.2 million. Average debt outstanding in the second quarter of 2004 was $191.8 million compared to $201.4 million in the second quarter 2003. Also, the weighted average rate of interest on outstanding debt in the second quarter of 2004 was 10.2% compared to 10.1% in the second quarter of 2003.

Second quarter revenues were $119.8 million, an increase of $13.9 million or 13.1% over the same period in 2003. This increase was driven by increases in landscape maintenance revenue of $12.9 million or 13.3%, and design build revenue of $2.4 million (32.3%). The increases in landscape maintenance and design build revenues were the result of strong new sales. Margins improved compared to 2003 when wet weather and persistent snowfall in many markets presented production and scheduling challenges. General and administrative expenses in the second quarter of 2004 increased $2.5 million or 15.5% compared to the second quarter of 2003 including the $1.2 million write-off described above. The decision to discontinue implementation of the system was based on a reevaluation of the costs and benefits of implementation. In management’s judgement, the potential increased functionality promised by the new system was not worth the substantial execution risk and significant incremental recurring costs associated with the new system. Brickman’s existing system has proven to be extremely reliable over many years and is customized to Brickman’s business model. Without the write-off, administrative expenses would have increased 8.1%.

Brickman’s EBITDA for the six months ended June 30, 2004 was $28.7 million, an increase of $2.8 million over the six months ended June 30, 2003. This increase was attributable to revenue growth of $8.9 million, and gross profit improvement of $5.5 million related to the volume increases, offset by an increase in administrative expenses of $3.3 million.

Brickman’s net income in the first six months of 2004, $1.7 million was $2.1 million ahead of 2003’s net loss of $0.4 million. In addition to the factors effecting EBITDA described above, amortization expense was down $1.2 million and interest expense was down $0.2 million. Average debt outstanding in the first six months of 2004 was $194.9 million compared to $201.9 million in the first six months of 2003. Also, the weighted average rate of interest on outstanding debt in the first six months of 2004 was 10.2% compared to 9.9% in the first six months of 2003.

Revenues for the first six months of 2004 were $190.2 million, an increase of $8.9 million, or 4.9% over the same period in 2003. This increase was driven by increases in landscape maintenance revenue of $19.1 million or 14.9%, and design build revenue of $2.8 million or 23.3% offset by a decrease in snow removal revenue of $12.9 million, or 31.0%. The decrease in snow removal revenue was the result of more normal snowfall in 2004. The increases in maintenance and design build revenues were the result of strong new sales. Margins increased compared to 2003 when wet weather and persistent snowfall in many markets presented production and scheduling challenges. General and administrative expenses in the first six months increased over 2003 by $3.3 million, or 10.8% including the $1.2 million write-off described above. Without the write-off, administrative expenses would have increased 6.9%.

For the twelve months ended June 30, 2004, Brickman generated revenue of $358.4 million, gross profit of $113.0 million, net income of $3.3 million, and EBITDA of $59.0 million. Twelve month amounts are unaudited and have been calculated by subtracting the unaudited results for the six-month period ended June 30, 2003 from the audited results for the year ended December 31, 2003 and adding the unaudited results for the six months ended June 30, 2004 to the result.

A reconciliation of net income to EBITDA reported above follows (in millions):

	Three months ended June 30, 2003	Three months ended June 30, 2004	Twelve Months Ended June 30, 2003	Twelve Months Ended June 30, 2004
Net income	$5.2	$7.3	$8.6	$3.3
Interest expense	5.1	4.9	13.0	19.8
Income taxes	3.5	4.9	7.9	2.3
Depreciation	2.5	3.1	9.4	10.7
Amortization	5.8	5.2	13.3	22.9

EBITDA	$22.1	$25.4	$52.2	$59.0

	Six months ended June 30, 2003	Six months ended June 30, 2004
Net income	$(0.4)	$1.7
Interest	10.1	9.9
Income taxes	(0.3)	1.1
Depreciation	4.9	5.6
Amortization	11.6	10.4

EBITDA	$25.9	$28.7

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	June 30, 2003		June 30, 2004
Accrued interest	833		739
Revolving credit	4,000		5,500
Capital lease obligation	682		354
Long-term debt	198,257		188,335

Total debt	203,772		194,928
Less: cash	182		1,002

Net debt	203,590		193,926

Trailing twelve months EBITDA	52,233		59,044

Ratio of Net debt to EBITDA	3.9	x	3.3	x

The Brickman’s working capital at June 30, 2004 was $12.4 million compared to a working capital of $25.0 million at December 31, 2003. The decrease in working capital resulted principally from a $5.0 million voluntary prepayment of principal on the Brickman’s term loan, and a $5.6 million distribution to Brickman Holdings, Inc. There was $5.5 million outstanding on the Brickman’s $30.0 million revolving credit facility at June 30, 2004. Cash flow from operations for the first six months of 2004 was $8.7 million, an increase of $8.3 million compared to the first six months of 2003. The variance was primarily attributable to an improvement in the collection of receivables and higher net income. Capital expenditures for the first six months were $12.3 million compared to $8.2 million in the first six months of 2003. The increase in capital expenditures is attributable to strong new sales and the expansion of a program started in 2003 to reduce the replacement cycle for lawn mowing equipment from five years to two years.

Brickman will host a conference call to discuss the second quarter results on August 11, 2004 at 2:00 PM EDT. The call may be accessed by dialing 800-732-9506. The call will be recorded with replay accessible from August 11, 2004 through August 18, 2004 by dialing 800-558-5253, reservation #21202584.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Balance Sheets

(in thousands)

	Unaudited		Unaudited
	June 30, 2003	December 31, 2003	June 30, 2004
Current assets	$57,975	$65,811	$64,868
Property & equipment	29,560	26,130	31,819
Other assets	9,789	9,739	10,542
Intangibles and goodwill	142,342	130,633	124,944

Total assets	$239,666	$232,313	$232,173

Current liabilities, less current maturities	$36,558	$35,467	$46,108
Current maturities of long-term debt	5,415	5,307	6,337

Current liabilities	41,973	40,774	52,445
Long-term debt	193,524	190,215	182,352
Other liabilities	1,472	804	764

Total liabilities	236,969	231,793	235,561
Shareholders’ equity (deficit)	2,697	520	(3,388)

Total liabilities and shareholders’ equity (deficit)	$239,666	$232,313	$232,173

The Brickman Group, Ltd.

Statements of Operations

(in thousands)

	Three months ended June 30, 2003	Three months ended June 30, 2004	Twelve Months Ended June 30, 2004
Net service revenues	$105,902	$119,828	$358,356
Cost of services provided	69,962	78,579	245,367

Gross profit	35,940	41,249	112,989
General and administrative expenses	16,363	18,892	64,692
Amortization expense	5,810	5,241	22.923

Income from operations	13,767	17,116	25,374
Interest expense	5,060	4,907	19,794

Income before income taxes	8,707	12,209	5.580
Income tax provision	3,532	4,911	2,273

Net income	$5,175	$7,298	$3,307

	Six months ended June 30, 2003	Six months ended June 30, 2004
Net service revenues	$181,319	$190,227
Cost of services provided	129,539	132,969

Gross profit	51,780	57,258
General and administrative expenses	30,838	34,169
Amortization expense	11,620	10,386

Income from operations	9,322	12,703
Interest expense	10,098	9,870

Income (loss) before income taxes	(776)	2,833
Income tax provision (benefit)	(342)	1,161

Net income (loss)	$(434)	$1,672